Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Constellation Energy Partners
Reports Second Quarter 2014 Results;

Updates Activity Planned With Sanchez Oil & Gas

•	CEP’s oil and liquids production up 24% in the second quarter 2014 to the highest level ever reported by the company
•	CEP reports that affiliates of SOG now provide services that the company requires to operate its business
•	CEP’s efforts to further integrate with SOG and its affiliates include rebranding and potential conversion of the company to a limited partnership

HOUSTON--(BUSINESS WIRE)--Aug. 14, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today reported second quarter 2014 results.

The company produced 383 MBOE during the second quarter for average net production of 4,212 BOE per day for the quarter, which represents an increase of approximately 3% when compared to the first quarter 2014 and an increase of 24% when compared to the second quarter 2013.  Net oil and liquids production for the second quarter, which accounted for approximately 27% of the company’s total production during the quarter, was 1,143 barrels per day.  This is the highest daily average oil and liquids production reported by the company since turning its focus to oil and liquids in 2010 and represents an increase of 26% when compared to first quarter 2014 and an increase of approximately 144% when compared to the second quarter 2013.  For the year-to-date ended June 30, 2014, the company produced 755 MBOE for average net production of 4,172 BOE per day.  Net oil and liquids production for the year-

to-date was 1,026 barrels per day, which is an increase of 105% versus the same six month period of 2013.

Revenue of $12.1 million for the second quarter 2014 includes revenue from sales of $16.0 million, of which approximately 40% was from natural gas sales and 60% was from oil and liquids sales.  The balance of the company’s second quarter 2014 revenue came from hedge settlements ($1.2 million), services provided to third parties ($0.9 million), and losses on mark-to-market activities ($5.9 million), which is a non-cash item.  For the year-to-date, revenue from sales and hedge settlements totaled $33.1 million, which is 28% higher than the same six month period of 2013.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items and charges of approximately $1.0 million related to implementation of a series of agreements (the “Services Agreements”) with affiliates of Sanchez Oil & Gas Corporation (“SOG”), which is a non-recurring item, averaged $25.41 per BOE for the second quarter 2014.  Including the non-recurring item, operating costs were $28.02 per BOE during the quarter.  For the year-to-date, operating costs excluding the non-recurring item averaged $25.29 per BOE, which is an increase of approximately 2% versus operating costs, adjusted for non-recurring items, for the same six month period of 2013.

Adjusted EBITDA for the second quarter 2014, excluding the non-recurring item, was approximately $8.0 million.  Including the non-recurring item, Adjusted EBITDA was approximately $7.0 million.  For the year-to-date, Adjusted EBITDA including the non-recurring item was approximately $15.0 million as compared to $10.9 million, adjusted for non-recurring items, for the same six month period of 2013.

On a GAAP basis, the company recorded a net loss of $5.0 million for the second quarter 2013 and a net loss of $8.0 million for the year-to-date.

Capital expenditures during the second quarter 2014 totaled $2.4 million.  During the quarter, the company completed one net recompletion.  The company finished the quarter with one net well in progress.

“We undertook efforts in the early part of this year to resolve outstanding litigation and, in the process, simplify our ownership structure in a way that better positions us for some of the things we hope to achieve through our new relationship with SOG,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners.  “In conjunction with these efforts, we consciously dialed back our capital spending.  Despite less drilling activity than we had planned going into 2014, however, we are seeing production levels and operating performance very much in line with our forecast.  We see this as a testament to the quality of our asset base and an internal focus aimed at deploying capital on only the best opportunities in our portfolio.  We look to build on our success in the early part of this year as we further integrate with SOG, and we look forward to updating you on these efforts in the months to come.”

Implementation of Services Agreements

In reporting on progress made toward implementing the Services Agreements, which were executed in May 2014, the company noted that as of July 1, 2014 affiliates of SOG provide services that the company requires to operate its business.  These services include overhead, technical, administrative, marketing, accounting, operational, information systems, financial, compliance, insurance, professionals and acquisition, disposition and financing services.  Management anticipates additional integration with SOG and its affiliates will involve rebranding and potential conversion of the company to a limited partnership.  The latter proposal, if approved by the company’s board of managers, would be subject to unitholder approval, which the company hopes to seek later this year or in early 2015.

Reserve-Based Credit Facility and Hedging Update

The company currently has $52.0 million in debt outstanding under its reserve-based credit facility, which has a borrowing base of $70.0 million.

Financial Outlook for 2014

The company forecasts capital spending of between $20.0 million and $22.0 million in 2014.  The company forecasts maintenance capital of $23.0 million in 2014.

Net production is forecast to range between 1,346 MBOE and 1,552 MBOE for 2014, with operating costs forecast to range between $33.3 million and $37.3 million for the year.

For the remainder of 2014, the company has hedged approximately 3.2 Bcfe of its natural gas production at an effective NYMEX fixed price of $5.75 per Mcfe with basis hedges on 2.1 Bcfe of its Mid-Continent production at an average differential of $0.39 per Mcfe.  The company also has hedges in place on approximately 147 MBbl of its 2014 oil production at a fixed price of $95.71 per barrel.

Additional detail on the company’s 2014 forecast can be found in the tables included with the company’s fourth quarter and full year 2013 news release dated March 25, 2014.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, Aug. 15, 2014 to discuss second quarter 2014 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CDT).  The international phone number is (773) 799-3268.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 925-5415 or (402) 530-8074 (international).  A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site

(www.constellationenergypartners.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its second quarter 2014 Form 10-Q on Aug. 14, 2014.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and gain (loss) on discontinued operations.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC
Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,	
	2014	2013	2014	2013
Net Production in MBOE and MMcfe:				
Total production (MBOE)	383	308	755	643
Average daily production (BOE/day)	4,212	3,386	4,171	3,553
Total production (MMcfe)	2,300	1,849	4,530	3,859
Average daily production (Mcfe/day)	25,271	20,315	25,028	21,322
Average Net Sales Price per BOE and Mcfe:				
BOE Net realized price, including hedges	$45.84 (a)	$41.10 (a)	$44.96 (a)	$41.41
BOE Net realized price, excluding hedges	$42.75 (b)	$31.11 (b)	$42.17 (b)	$29.31
Mcfe Net realized price, including hedges	$7.64 (a)	$6.85 (a)	$7.49 (a)	$6.90
Mcfe Net realized price, excluding hedges	$7.13 (b)	$5.18 (b)	$7.03 (b)	$4.88

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	-	14	4	26
Net Recompletions	1	8	4	13
Developmental Dry Holes	-	-	-	-
Net Wells and Net Recompletions in Progress	1	5	1	5

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30, 2014		Dec. 31, 2013	
	($ in thousands)			
Current assets	$	21,557	$	23,260
Current assets from discontinued operations		-		-
Oil and natural gas properties, net of accumulated depreciation, depletion and amortization		141,299		144,995
Other assets		2,951		6,278
Long-term assets from discontinued operations		-		-
Total assets	$	165,807	$	174,533
Current liabilities, including short-term debt	$	12,637	$	14,017
Current liabilities from discontinued operations		-		-
Long-term debt		51,950		50,700
Other long-term liabilities		11,760		10,911
Other long-term liabilities from discontinued operations		-		-
Total liabilities		76,347		75,628
Common members' equity		89,460		98,905
Accumulated other comprehensive income		-		-
Total members' equity		89,460		98,905
Total liabilities and members' equity	$	165,807	$	174,533